Exhibit 10.16

AMENDMENT TO

PETCO ANIMAL SUPPLIES, INC.

2006 SENIOR EXECUTIVE INCENTIVE AWARD PLAN

THIS AMENDMENT is made effective September 21, 2011, to amend the 2006 Senior Executive Incentive Award Plan (the “Plan”) of PETCO Animal Supplies, Inc., a Delaware corporation (the “Corporation”). Unless otherwise defined herein, each capitalized term used herein shall have the meaning afforded such term under the Plan.

WITNESSETH:

WHEREAS, the Board of Directors has determined that it is in the best interests of the Corporation and its stockholders to increase the number of shares of Common Stock authorized for issuance under the Plan by 7,000,000 shares; and

WHEREAS, subject to stockholder approval as may be required by law and pursuant to the Plan, the Board of Directors of the Corporation has the authority to amend the Plan to increase the aggregate number of shares of Common Stock that may be issued under the Plan.

NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended as follows:

Section 2.1(b) of the Plan shall be amended by replacing it in its entirety with the following language:

(b) Subject to adjustment as provided in Section 11.3, the aggregate number of shares of the Company’s Common Stock which may be issued upon exercise of Options or rights or upon any such Award under the Plan shall be eighty-five million (85,000,000) plus any number of shares of the Company’s Common Stock available for issuance under the PETCO Animal Supplies, Inc. 2006 Key Management Incentive Award Plan; provided, however, that, with respect to Incentive Stock Options, in no event shall the aggregate number of shares of the Company’s Common Stock which may be issued upon exercise of Incentive Stock Options exceed eighty-five million (85,000,000).”

PETCO ANIMAL SUPPLIES, INC.

By:	/s/ Darragh J. Davis
Name:	Darragh J. Davis
Title:	VP, Corporate Secretary